EXHIBIT 99.1
NEWS RELEASE
RANGE REPORTS RECORD FIRST QUARTER RESULTS
FORT WORTH, TEXAS, APRIL 25, 2007...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced first quarter results. Record highs were achieved in production, oil and gas revenues and cash flow from operations before changes in working capital. Including its Gulf of Mexico operations, oil and gas revenues increased 29% to $227.9 million. Results were driven by a 19% increase in production and a 9% increase in realized prices. Cash flow from operations before changes in working capital, a non-GAAP measure, rose 26% to $161.9 million, beating the previous record high of $128.1 million. Net income totaled $73.1 million. Earnings per share (diluted) increased 23% to $0.51.
As previously announced, at the end of the first quarter, Range sold all of its Gulf of Mexico properties for $155 million, recognizing a $95.6 million gain ($62.2 million after deferred taxes.) These properties represented 2% of Range’s 2006 year-end total proved reserves or 38 Bcfe. Despite owning the properties for the first quarter 2007, under generally accepted accounting principles (“GAAP”), the Gulf of Mexico properties have been reclassified as “Discontinued operations” for the entire quarter and for the prior-year period. As a result, production, revenues and expenses associated with the properties have been removed from continuing operations and reclassified to discontinued operations. (Supplemental non-GAAP tables are presented that reconcile the reported GAAP amounts to the amounts that would have been reported if the Gulf of Mexico operations were included in continuing operations.)
In addition to reclassification of the Gulf of Mexico properties and the gain on the sale, first quarter 2007 results included several non-cash items. A $66.3 million non-cash mark-to-market loss on commodity derivatives and $16.1 million on non-cash compensation expense were recorded. Excluding these items, net income would have been $66.0 million or $0.48 per share ($0.46 fully diluted). (See accompanying table for calculation of these non-GAAP measures.) On a reported GAAP basis, excluding the Gulf of Mexico properties, oil and gas revenues were $217.0 million and net income was $73.1 million.
Including the Gulf of Mexico properties, for the quarter, production totaled 306.1 Mmcfe per day, comprised of 229.4 Mmcf per day of gas (75%) and 12,783 barrels per day of oil and liquids. Wellhead prices, after adjustment for hedging, averaged $8.27 per mcfe, a 9% increase over the prior-year period. The average realized gas price rose 5% to $8.26 per mcf, as the average realized oil price rose 20% to $56.09 a barrel. Direct operating expenses for the quarter were $0.96 per mcfe for continuing operations and $2.00 per mcfe for the Gulf of Mexico properties. The fourth quarter 2006 combined direct operating expenses were $0.99 per mcfe. Direct operating expense increases are primarily due to higher oilfield service, personnel costs, water hauling, utilities and compression costs. Production taxes per mcfe declined 9% to $0.38 per mcfe on lower market prices. Exploration expense totaled $11.0 million, including $4.4 million dry hole expense and $3.5 million of seismic purchases.
First quarter development and exploration expenditures totaled $183.7 million, funding the drilling of 214 (165 net) wells and 18 (17 net) recompletions. A 99% success rate was achieved with 211 (163 net) wells productive. By quarter end, 121 (90 net) of the wells had been placed on production, with the remainder in various stages of completion or waiting on pipeline connection. In addition, $17.6 million was spent on acreage purchases and $3.3 million on expanding gas gathering systems and $30.9 million on acquisitions.
Drilling activity in the second quarter remains high with 41 rigs currently running. For the year, Range anticipates drilling 1,003 (757 net) wells and undertaking 84 (64 net) recompletions as part of the Company’s $822 million capital budget. During the first quarter, Range also continued to expand several of its key drilling areas and emerging plays.

The Appalachian division drilled 147 (106 net) wells in its core coal bed methane, shale gas and tight gas sand properties in Pennsylvania, West Virginia and Virginia. The division presently has 16 rigs operating in various project areas. The Appalachian division plans to drill 735 (526 net) wells in 2007. Focus areas for the division in the first quarter 2007 included the continued expansion of the Nora area coal bed methane play. In 2007, plans are to continue to expand operations in the Nora area by drilling approximately 290 coal bed methane wells and 65 tight gas sand wells. Subsequent to quarter-end, Range announced a transaction with Equitable Resources in which Range has agreed to pay Equitable $315 million to acquire additional interests in the Nora field. The transaction is anticipated to close in May. Along with a 50% interest in the gathering system, this transaction provides Range a 50% working interest in all existing and future wells, including coal bed methane, tight gas sands, shale and deeper exploratory wells. Range will retain its mineral and royalty interest over roughly 80% of the 300,000 acre field.
In Range’s Pennsylvania Devonian shale play, where acreage now totals more than 420,000 net acres, leasing efforts continue and drilling is accelerating. To date, 30 vertical and three horizontal shale wells have been drilled in the play, and 22 vertical wells and two horizontal wells are on production. Early results indicate an estimated reserve potential of between 0.6 Bcf to 1.0 Bcf per vertical well. Plans are to significantly expand shale gas drilling in this area in 2007 with 68 vertical and horizontal wells budgeted. To support this effort, Range has opened a regional office in Pittsburgh, Pennsylvania to focus on the Devonian shale drilling and production operations.
First quarter drilling activity in the Midcontinent division resulted in 16 (13.4 net) wells with a 94% success rate. An offset to a recent Upper Morrow discovery has been turned to sales with initial production of 4.3 (2.2 net) Mmcfe per day. The discovery well continues to produce at a rate of 7 (3.7 net) Mmcfe per day. Drilling success also continues at our northern Oklahoma shallow oil rejuvenation project. Field production achieved a record 11 (8.3 net) Mmcfe per day with 10 (10 net) wells completed for a 100% success rate. With Range’s acquisition of the minority working interest owner in the play, the Company plans to drill 60 (60 net) wells in the project during 2007. In the Watonga-Chickasha area, 4 ( 2.7 net) wells were drilled. Three (1.7 net) wells were completed for a combined rate of 4.5 (1.8 net) Mmcfe per day, with one dry hole reported for the quarter. Two (0.5 net) wells are currently drilling in the deep Anadarko basin and both are expected to reach total depth late in the second quarter.
The Permian division drilled 54 (51.0 net) wells in the first quarter. In West Texas, at the Furhman Mascho field, 21 wells were drilled on 10-acre spacing. In addition, 16 wells have been drilled in our five-acre infill program with encouraging results. The five-acre wells are producing on par with the existing 10-acre wells. A 70-well program is planned in 2007, of which 29 will be five-acre infill wells. At our Eunice field in New Mexico five wells were drilled and completed. Production in this play has more than tripled since 2005. In the North Texas Barnett Shale play, 21 wells were drilled in the first quarter and eight rigs are currently running. Production from the Fort Worth Basin averaged 58.3 (41.9 net) Mmcfe per day for the quarter. By year-end 2007, Range expects its net Barnett production to be 70 Mmcfe per day with the drilling of 74 total wells. Importantly, the test well of our Barnett shale eastern extension in Ellis County spud on April 9. Range has a leasehold in this area that totals approximately 20,000 acres.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “So far in 2007, we have accomplished a great deal. Our drilling program is off to a terrific start with first quarter production increasing 19% to another record high. We also completed the sale of higher cost, more mature properties for $237 million, which will help us maintain our low cost structure. Conversely, we agreed to acquire additional interests for $374 million in three fields where we have had continuing success and where we see significant future growth. Additionally, our recently completed equity offering was extremely well received and closes the chapter on Range reaching its long-term debt-to-capitalization target. While we are still in the early stages of the year, it is clear that these accomplishments result in a better, more valuable Range. Looking to the remainder of the year, we are focused on the execution of our 1,000+ well drilling program and the continued expansion and development of our emerging plays. From both a financial and operational perspective, 2007 shapes up to be the best year in our history.”
The Company will host a conference call on Thursday, April 26 at 2:00 p.m. ET to review these results. To participate in the call, please dial 877-407-8035 and ask for the Range Resources first quarter financial results conference call. A replay of the call will be available through May 3 at 877-660-6853. The account number is 286 and the conference ID for the replay is 239479.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.
Non-GAAP Financial Measures:
Under GAAP, due to the sale of all the Company’s Gulf of Mexico properties at the end of the first quarter of 2007, all Gulf of Mexico operations during the first quarter 2007 and in prior-years have been reclassified to “Discontinued operations” in the reported GAAP financial statements. The Company has presented a supplemental table which reconciles these reported GAAP financial amounts to the amounts if the operations of the Gulf of Mexico properties for both the 2007 and 2006 periods were combined with the amounts from the continuing operations. The Company believes that the combined results, by including the Gulf of Mexico properties, corresponds to the methodology used by professional research analysts and, therefore, are useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies by investors in making investment decisions. (See the reconciliation of reported continuing operations under GAAP to the combined operations, a non-GAAP presentation in the accompanying table.)
Earnings for first quarter 2007 include non-cash ineffective and mark-to-market derivatives of $66.3 million, a non-cash stock compensation expense of $16.1 million, and a gain of $95.6 million ($62.2 million after deferred taxes.) Excluding such items, income before income taxes would have been $100.2 million, a 19% increase from the prior year. Adjusting for the after-tax effect of these items the Company’s earnings would have been $66.0 million or $0.48 per share ($0.46 fully diluted). If similar items were excluded, 2006 earnings would have been $52.8 million or $0.41 per share ($0.39 per diluted share). In 2006 results were impacted by a net $12.5 ineffective mark-to-market derivatives on commodities and interest and a $7.8 million stock compensation expense. (See reconciliation of non-GAAP earnings in the accompanying table.) The Company believes results excluding these items are more comparable to estimates provided by professional research analysts and, therefore, are useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies by investors in making investment decisions.
Cash flow from operations before changes in working capital as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles net cash provided by operations to cash flow from operations before changes in working capital as used in this release. On its website, the Company provides additional comparative information on prior periods.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
Range’s internal estimates of reserves may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

2007-17
Contacts:	Rodney Waller, Sr. Vice President	817-869-4258*
	David Amend, IR Manager	817-869-4266*
	Karen Giles, Sr. IR Specialist	817-869-4238*

	Main number:	817-870-2601
www.rangeresources.com
* New direct dial phone numbers effective April 30, 2007

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues
Oil and gas sales	$217,026	$166,555
Transportation and gathering	277	26
Transportation and gathering — non-cash stock compensation (a)	(93)	(65)
Mark-to-market derivative gain (loss)	(66,111)	11,281
Ineffective derivative gain (loss) (b)	(219)	1,420
Other	1,961	13

	152,841	179,230	-15%

Expenses
Direct operating	25,017	17,848
Direct operating — non-cash stock compensation (a)	397	285
Production and ad valorem taxes	10,412	9,551
Exploration	10,971	8,313
Exploration — non-cash stock compensation (a)	739	609
General and administrative	11,044	8,977
General and administrative — non-cash stock compensation (a)	3,634	2,353
Non-cash compensation, deferred compensation plan (c)	11,247	4,479
Interest	18,848	10,234
Depletion, depreciation and amortization	47,332	31,651
	139,641	94,300	48%

Income from continuing operations before income taxes	13,200	84,930	-84%

Income taxes Current	384	578
Deferred	4,447	31,150

	4,831	31,728

Income from continuing operations	8,369	53,202	-84%

Discontinued operations, net of taxes	64,768	2,473

Net income	$73,137	$55,675	31%

Basic
Income from continuing operations	$0.06	$0.41
Discontinued operations	$0.47	$0.02

Net income	$0.53	$0.43	23%

Diluted
Income from continuing operations	$0.06	$0.40
Discontinued operations	$0.45	$0.01

Net income	$0.51	$0.41	23%

Weighted average shares outstanding, as reported
Basic	138,102	129,092	7%
Diluted	143,230	134,549	6%
(a)	Costs associated with FASB 123R which have been reflected in the categories associated with the direct personnel costs.

(b)	Included in Other revenues in the 10-Q.

(c)	Reflects the change in the market value of the Company stock and other investments during the period held in the deferred compensation plan.

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME

Restated for Gulf of Mexico Discontinued	Three Months Ended March 31,			Three Months Ended March 31,
Operations, a Non-GAAP Presentation		GOM	2007	2006	GOM	2006
(in thousands)	2007	Discontinued	Including	As	Discontinued	Including
(Unaudited)	As reported	Operations	GOM	reported	Operations	GOM
Revenues
Oil and gas sales	$217,026	$10,870	$227,896	$166,555	$9,783	$176,338
Transportation and gathering	277	68	345	26	116	142
Transportation and gathering — stock based compensation	(93)	—	(93)	(65)	—	(65)
Mark-to-market on oil and gas derivatives (loss)	(66,111)	—	(66,111)	11,281	—	11,281
Ineffective derivative gain (loss)	(219)	—	(219)	1,420	—	1,420
Equity method investment	411	—	411	—	—	—
Gain (loss) on sale of properties	3	—	3	(195)	—	(195)
Interest and other	1,547	1	1,548	208	(1)	207

	152,841	10,939	163,780	179,230	9,898	189,128

Expenses
Direct operating	25,017	2,382	27,399	17,848	1,529	19,377
Direct operating — stock based compensation	397	—	397	285	—	285
Production and ad valorem taxes	10,412	105	10,517	9,551	176	9,727
Exploration	10,971	—	10,971	8,313	1,155	9,468
Exploration — stock based compensation	739	—	739	609	—	609
General and administrative	11,044	—	11,044	8,977	—	8,977
General and administrative — stock based compensation	3,634	—	3,634	2,353	—	2,353
Non-cash compensation deferred compensation plan	11,247	—	11,247	4,479	—	4,479
Interest expense	18,848	595	19,443	10,234	317	10,551
Depletion, depreciation and amortization	47,332	3,325	50,657	31,651	2,916	34,567

	139,641	6,407	146,048	94,300	6,093	100,393

Income from continuing operations before income taxes	13,200	4,532	17,732	84,930	3,805	88,735

Income taxes provision
Current	384	—	384	578	—	578
Deferred	4,447	1,586	6,033	31,150	1,332	32,482

	4,831	1,586	6,417	31,728	1,332	33,060

Income from continuing operations	8,369	2,946	11,315	53,202	2,473	55,675

Discontinued operations — Austin Chalk, net of tax	(305)	—	(305)	—	—	—
Discontinued operations — Gulf of Mexico, net of tax	65,073	(2,946)	62,127	2,473	(2,473)	—

Net income	$73,137	$—	$73,137	$55,675	$—	$55,675

		GOM	2007		GOM	2006
		Discontinued	Including		Discontinued	Including
OPERATING HIGHLIGHTS	2007	Operations	GOM	2006	Operations	GOM
Average Daily Production
Oil (bbl)	9,316	432	9,748	8,261	291	8,552
Natural gas liquids (bbl)	3,035	—	3,035	2,967	—	2,967
Gas (mcf)	218,822	10,592	229,414	175,152	12,849	188,001
Equivalents (mcfe)	292,930	13,184	306,114	242,523	14,595	257,118
Prices Realized
Oil (bbl)	$55.99	$58.17	$56.09	$46.54	$48.11	$46.59
Natural gas liquids (bbl)	$30.13	$—	$30.13	$29.77	$—	$29.77

Gas (mcf)	$8.22	$9.03	$8.26	$7.87	$7.37	$7.83
Equivalents (mcfe) (a)	$8.23	$9.16	$8.27	$7.63	$7.45	$7.62

Direct Operating Costs per mcfe (b)
Field expenses	$0.91	$1.69	$0.95	$0.80	$0.71	$0.80
Workovers	$0.05	$0.31	$0.06	$0.03	$0.45	$0.05

Total operating costs	$0.96	$2.00	$1.01	$0.83	$1.16	$0.85

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.
(b)	Excludes non-cash stock compensation.
RANGE RESOURCES CORPORATION

BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets	$314,806	$147,445
Current unrealized derivative gain	30,443	93,588
Assets held for sale	—	79,304
Oil and gas properties	2,789,850	2,676,676
Transportation and field assets	51,121	47,143
Unrealized derivative gain	11,181	61,068
Other	83,483	82,450

	$3,280,884	$3,187,674

Liabilities and Stockholders’ Equity
Current liabilities	$163,656	$223,519
Current asset retirement obligation	3,457	4,216
Current unrealized derivative loss	17,831	4,621

Bank debt	537,500	452,000
Subordinated notes	596,874	596,782

Total long-term debt	1,134,374	1,048,782

Deferred taxes	485,279	468,643
Unrealized derivative loss	2,200	266
Deferred compensation liability	101,463	90,094
Long-term asset retirement obligation	73,710	91,372

Common stock and retained earnings	1,323,757	1,241,696
Stock in deferred compensation plan and treasury	(22,738)	(22,056)
Other comprehensive income (loss)	(2,105)	36,521

Total stockholders’ equity	1,298,914	1,256,161

	$3,280,884	$3,187,674

RANGE RESOURCES CORPORATION

CASH FLOWS FROM OPERATIONS
(Unaudited, in thousands)	Three Months Ended
	March 31,
	2007	2006
Net income	$73,137	$55,675
Adjustments to reconcile Net income to net cash provided by operations:
Gain from discontinued operations	(64,768)	(2,473)
Gain from equity investment	(411)	—
Deferred income tax (benefit)	4,447	31,150
Depletion, depreciation and amortization	47,332	31,651
Exploration dry hole expense	4,408	1,700
Mark-to-market derivative (gain)	66,111	(11,281)
Unrealized derivative (gains) losses	219	(1,252)
Amortization of deferred issuance costs	526	406
Non-cash stock compensation	16,437	8,056
Gain on sale of assets and other	52	418

Changes in working capital:
Accounts receivable	(7,393)	32,263
Inventory and other	(2,260)	(1,630)
Accounts payable	(48,911)	(15,270)
Accrued liabilities	(4,864)	(12,986)

Net changes in working capital	(63,428)	2,377

Net cash provided from continuing operations	$84,062	$116,427

RECONCILIATION OF CASH FLOWS
(In thousands)	Three Months Ended
	March 31,
	2007	2006
Net cash provided from continuing operations	$84,062	$116,427

Net change in working capital	63,428	(2,377)

Exploration expense	6,563	7,768

Cash flow from Gulf of Mexico properties	7,858	6,721

Other	29	(488)

Cash flow from operations before changes in working capital, non-GAAP measure	$161,940	$128,051

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING

(Unaudited, in thousands)	Three Months Ended
	March 31,
	2007	2006
Basic:
Weighted average shares outstanding	139,213	130,742
Stock held by deferred compensation plan	(1,111)	(1,650)

	138,102	129,092

Dilutive:
Weighted average shares outstanding	139,213	130,742
Dilutive stock options under treasury method	4,017	3,807

	143,230	134,549

RANGE RESOURCES CORPORATION
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AS REPORTED TO INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES EXCLUDING CERTAIN NON-CASH ITEMS

(Unaudited, in thousands, except per share data)	Three Months Ended
	March 31,
	2007	2006
Income before income taxes, as reported	$13,200	$84,930	-84%
Adjustment for certain non-cash items
(Gain) loss on sale of properties	(3)	195
Gulf of Mexico — discontinued operations	4,532	3,805
Mark-to-market on derivative (gain)	66,111	(11,281)
Ineffective commodity derivative (gain) loss	219	(1,420)
Amortization of ineffective interest derivative	—	168
Transportation and gathering — non-cash stock compensation	93	65
Direct operating — non-cash stock compensation	397	285
Exploration expenses — non-cash stock compensation	739	609
General & administrative — non-cash stock compensation	3,634	2,353
Deferred compensation plan — non-cash	11,247	4,479

Income before income taxes, as adjusted	100,169	84,188	19%

Income taxes, adjusted
Current	384	578
Deferred	33,755	30,803

Net income excluding certain items	$66,030	$52,807	25%

Non-GAAP earnings per share
Basic	$0.48	$0.41	17%

Diluted	$0.46	$0.39	18%

HEDGING POSITION
As of April 17, 2007

(Unaudited)		Gas		Oil
		Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedge
		(MMBtu/d)	Prices	(Bbl/d)	Prices
Calendar 2007	Swaps	96,336	$9.13	—	—
Calendar 2007	Collars	98,500	$7.13 — $9.99	6,300	$53.46 — $65.33

Calendar 2008	Swaps	105,000	$9.42	—	—
Calendar 2008	Collars	55,000	$7.93 — $11.39	8,500	$59.01 — $75.36

Calendar 2009	Collars	—	—	5,000	$62.00 — $75.94
Note: Details as to the Company’s hedges are posted on its website and are updated periodically.